UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 3, 2016

PEAK RESORTS, INC.

(Exact name of registrant as specified in its charter)

Missouri	001-35363	43-1793922
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

17409 Hidden Valley Drive
Wildwood, Missouri		63025
(Address of principal executive offices)		(Zip Code)

(636) 938-7474

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act.

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 3, 2016, Michael H. Staenberg resigned from the Board of Directors (the “Board”) of Peak Resorts, Inc. (the “Company”) for personal reasons and not as a result of any disagreement with the Company on any matter relating to its operations, policies or practices. As a result of his resignation, Mr. Staenberg will forfeit 5,334 restricted stock units (“RSUs”) granted to him on December 31, 2015, pursuant to the Company’s non-employee director compensation program.

To fill the vacancy created by Mr. Staenberg’s resignation, on February 3, 2016, the Board appointed David W. Braswell to serve as director until the Company’s next annual meeting of stockholders. He has been appointed to serve on the Nominating and Corporate Governance Committee of the Board.

The Board has deemed Mr. Braswell an independent director pursuant to the applicable rules and regulations of The Nasdaq Stock Market. In evaluating Mr. Braswell’s independence, the Board considered amounts paid by the Company to the law firm of which Mr. Braswell is a partner. Since May 1, 2015, the beginning of the Company’s last fiscal year, the Company paid approximately $115,000 to Mr. Braswell’s law firm for legal services, which amount is considered immaterial to Mr. Braswell’s law firm and the Company, and in which Mr. Braswell has no direct or indirect material interest.

Mr. Braswell will be compensated for his services as a director pursuant to the Company’s non-employee director compensation program, pro-rated from the date of his appointment to the end of his term. Pursuant to the terms of the program, Mr. Braswell received a grant of 3,513 RSUs on February 5, 2016, issued under the Company’s 2014 Equity Incentive Plan. These RSUs vest one year from the date of grant, and vested RSUs are payable six months after Mr. Braswell’s termination of service on the Board in shares of the Company’s common stock or in cash, at the discretion of the Compensation Committee.

On February 5, 2016, the Company issued a press release announcing Mr. Staenberg’s resignation and Mr. Braswell’s appointment. A copy of this press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press release of Peak Resorts, Inc., dated as of February 5, 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 8, 2016

PEAK RESORTS, INC. (Registrant)

By:	/s/ Stephen J. Mueller
Name:	Stephen J. Mueller
Title:	Chief Financial Officer

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